The Board of Directors
Micro Warehouse, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-33945 and 333-47163) on Form S-8 of Mirco Warehouse, Inc. and subsidiaries (the Company) of our reports dated February 18, 1998, related to the consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which reports appear in the December 31, 1997, annual report on form 10-K of the Company.


Stanford, Connecticut
March 27, 1998